Exhibit 5.1

Giordano, Halleran & Ciesla, P.C.

A PROFESSIONAL CORPORATION

ATTORNEYS AT LAW

www.ghclaw.com

Please Reply To: 125 Half Mile Road Suite 300 Red Bank, NJ 07701 (732) 741-3900 Fax: (732) 224-6599

May 12, 2023

Can B Corp.

960 South Broadway, Suite 120

Hicksville, NY 11801

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-1 (the “Registration Statement”) filed by Can B Corp., a Florida corporation (the “Company”) under the Securities Act of 1933, as amended (the “Act”) with the Securities and Exchange Commission for the registration of 6,760,336 shares of the Company’s common stock, nil par value (the “Common Stock”), which are proposed to be offered and sold by Walleye Opportunities Master Fund Ltd (the “Selling Stockholder”) including (i) shares of Common Stock (the “Conversion Shares”) issuable upon the conversion of certain convertible promissory notes (the “Convertible Notes”) and (ii) shares issuable exercise of an outstanding warrant (the “Warrant”) to acquire Common Stock (the “Warrant Shares”).

We have examined the original, or a photostatic or certified copy, of such records and certificates of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies and the correctness of all statements of fact contained therein.

Red Bank • Trenton • New York City

Giordano, Halleran & Ciesla

A Professional Corporation

Attorneys-At-Law

Can B Corp.

May 12, 2023

Based upon our examination mentioned above, subject to the assumptions stated and relying on statements of fact contained in the documents that we have examined, we are of the opinion that:

1.	The Conversion Shares have been duly authorized and, when issued upon conversion and in accordance with the terms of the Convertible Notes, will be validly issued, fully paid and non-assessable.

2.	The Warrant Shares have been duly authorized and, when issued to and paid for by the Selling Stockholder in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm appearing under the caption “Legal Matters” in the Prospectus that forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Giordauno, Halleran & Ciesla, P.C.

GIORDANO, HALLERAN & CIESLA
A Professional Corporation

Red Bank • Trenton • New York City